Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FOURTH QUARTER FISCAL 2011 RESULTS
—Fourth Quarter Comparable Store Sales Increase 9%—
NASHVILLE, Tenn., March 4, 2011 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations of $31.4 million, or $1.34 per diluted share for the fourth quarter ended January 29, 2011, compared to earnings from continuing operations of $25.8 million, or $1.08 per diluted share, for the fourth quarter ended January 30, 2010. Fiscal 2011 fourth quarter earnings were favorably impacted by $0.08 per share due to a lower effective tax rate offset by pretax items totaling $2.8 million, or $0.07 per diluted share, after tax, primarily related to network intrusion expenses, fixed asset impairments and purchase price accounting adjustments. Fiscal 2010 fourth quarter earnings reflected pretax charges of $2.9 million, or $0.08 per diluted share, after tax, primarily related to asset impairments, loss on early retirement of debt and tax rate adjustments, partially offset by a gain related to other legal matters.
     Adjusted for the listed items in both periods, earnings from continuing operations were $31.3 million, or $1.33 per diluted share, for the fourth quarter of Fiscal 2011, compared to earnings from continuing operations of $27.7 million, or $1.16 per diluted share, for the fourth quarter of Fiscal 2010. For consistency with Fiscal 2011’s previously announced earnings expectations and the adjusted results for the prior period announced last year, neither of which reflected the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Net sales for the fourth quarter of Fiscal 2011 increased 17% to $560.5 million from $479.0 million in the fourth quarter of Fiscal 2010. Comparable store sales in the fourth quarter of Fiscal 2011 increased by 9%. The Lids Sports Group’s comparable store sales increased by 6%, the Journeys Group increased by 12%, Johnston & Murphy Retail increased by 12%, and Underground Station decreased by 4%.
     Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We are very pleased with our fourth quarter results. Solid organic growth combined with contributions from our recent acquisitions drove quarterly sales above $500 million. Our top-line performance also helped us achieve our highest level of fourth quarter profitability in four years, representing a great way to close out a successful Fiscal 2011.

     “Fiscal 2012 is off to a good start with February comparable store sales across all the Company’s retail businesses up 10%. While we expect these trends will moderate, we feel good about our prospects for spring based on our merchandising strategies and solid inventory position.
     “Based on current visibility we expect Fiscal 2012 diluted earnings per share to be in the range of $2.78 to $2.85, which represents a 12% to 15% increase over last year’s earnings. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are projected to total approximately $4 million to $5 million pretax, or $0.10 to $0.13 per share, after tax, in Fiscal 2012. This guidance assumes comparable sales of 3% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.
     Dennis concluded, “Our Fiscal 2011 performance underscores our key competitive advantages, especially in our two largest businesses, the Journeys Group and the Lids Sports Group and, with regard to Lids Sports, is an early validation of our strategy to create a leading destination for licensed sports merchandise and team apparel. We now have two very strong and differentiated growth vehicles, supported by strong performances from Johnston & Murphy and Licensed Brands, and a solid balance sheet to support our expansion plans. Looking ahead, we believe that our business model will generate solid cash flow and put us in a position to pursue further growth opportunities.”
Fiscal Year 2011
     The Company also reported earnings from continuing operations for the fiscal year ended January 29, 2011, of $54.5 million, or $2.29 per diluted share, compared to earnings from continuing operations of $29.1 million, or $1.31 per diluted share, for the fiscal year ended January 30, 2010. Fiscal 2011 earnings reflected after-tax charges of $0.19 per diluted share, including asset impairments, purchase price accounting adjustments, network intrusion-related expenses, flood loss and other legal matters, partially offset by a lower effective tax rate. Fiscal 2010 earnings reflected after-tax charges of $0.56 per diluted share, including asset impairments, loss on early retirement of debt and tax rate adjustments, partially offset by a gain related to other legal matters. In addition, Fiscal 2010 reflected additional interest expense due to the adoption in the first quarter of Fiscal 2010 of FSP APB 14-1, a new accounting standard that applied to the Company’s convertible debt.
     Adjusted for the listed items in both years, earnings from continuing operations were $59.0 million, or $2.48 per diluted share, for Fiscal 2011, compared to earnings from continuing operations of $43.1 million, or $1.87 per diluted share, for Fiscal 2010. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release. Net sales for Fiscal 2011 increased 13.7% to $1.79 billion from $1.57 billion in Fiscal 2010.

Conference Call and Management Commentary
     The Company has posted detailed, financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on March 4, 2011 at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
Cautionary Note Concerning Forward-Looking Statements
     This commentary contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010, adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,300 retail stores throughout the U.S. and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company’s Lids Sports division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
In Thousands	2011	2010	2011	2010
Net sales	$560,494	$479,026	$1,789,839	$1,574,352
Cost of sales	287,503	242,489	887,992	778,482
Selling and administrative expenses	222,713	191,016	807,197	722,087
Restructuring and other, net	2,003	2,497	8,567	13,361

Earnings from operations	48,275	43,024	86,083	60,422
Loss on early retirement of debt	—	399	—	5,518
Interest expense, net	354	383	1,122	4,416

Earnings from continuing operations before income taxes	47,921	42,242	84,961	50,488

Income tax expense	16,508	16,413	30,414	21,402

Earnings from continuing operations	31,413	25,829	54,547	29,086

Provision for discontinued operations	(552)	25	(1,336)	(273)

Net Earnings	$30,861	$25,854	$53,211	$28,813

Earnings Per Share Information

	Fourth Quarter		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
In Thousands (except per share amounts)	2011	2010	2011	2010
Preferred dividend requirements	$49	$50	$197	$198

Average common shares — Basic EPS	22,825	23,279	23,209	21,471

Basic earnings per share:
Before discontinued operations	$1.37	$1.11	$2.34	$1.35
Net earnings	$1.35	$1.11	$2.28	$1.33

Average common and common equivalent shares — Diluted EPS	23,500	23,981	23,716	23,500

Diluted earnings per share:
Before discontinued operations	$1.34	$1.08	$2.29	$1.31
Net earnings	$1.31	$1.08	$2.24	$1.30

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
In Thousands	2011	2010	2011	2010
Sales:
Journeys Group	$253,315	$225,356	$804,149	$749,202
Underground Station Group	29,405	32,223	94,351	99,458
Lids Sports Group	198,072	152,403	603,345	465,776
Johnston & Murphy Group	56,010	47,334	185,011	166,079
Licensed Brands	23,325	21,540	101,644	93,194
Corporate and Other	367	170	1,339	643

Net Sales	$560,494	$479,026	$1,789,839	$1,574,352

Operating Income (Loss):
Journeys Group	$28,756	$24,029	$55,628	$44,285
Underground Station Group	1,497	1,517	(2,476)	(4,584)
Lids Sports Group	23,326	19,979	57,778	44,039
Johnston & Murphy Group	4,423	4,126	8,617	5,484
Licensed Brands	2,397	2,847	12,861	12,372
Corporate and Other*	(12,124)	(9,474)	(46,325)	(41,174)

Earnings from operations	48,275	43,024	86,083	60,422

Loss on early retirement of debt	—	399	—	5,518

Interest, net	354	383	1,122	4,416

Earnings from continuing operations before income taxes	47,921	42,242	84,961	50,488

Income tax expense	16,508	16,413	30,414	21,402

Earnings from continuing operations	31,413	25,829	54,547	29,086

Provision for discontinued operations	(552)	25	(1,336)	(273)

Net Earnings	$30,861	$25,854	$53,211	$28,813

*	Includes $2.0 million of other charges in the fourth quarter of Fiscal 2011, which includes $1.3 million for intrusion expenses, and $0.8 million in asset impairments offset by $0.1 million in other legal matters. Includes $8.6 million of other charges in Fiscal 2011 which includes $7.2 million in asset impairments, $1.3 million for intrusion expenses and $0.1 million in other legal matters.

Includes $2.5 million of other charges in the fourth quarter of Fiscal 2010, which includes $2.9 million in asset impairments and $0.2 million in lease terminations offset by $0.6 million in other legal matters. Includes $13.4 million of other charges in Fiscal 2010 which includes $13.3 million in asset impairments and $0.4 million for lease terminations offset by $0.3 million in other legal matters. For Fiscal 2010, there is also an additional $0.1 million of charges related to lease terminations that are included in cost of sales in the consolidated earnings summary.

GENESCO INC.
Consolidated Balance Sheet

	January 29,	January 30,
In Thousands	2011	2010

Assets
Cash and cash equivalents	$55,934	$82,148
Accounts receivable	44,512	27,217
Inventories	359,736	290,974
Other current assets	52,873	49,733

Total current assets	513,055	450,072

Property and equipment	198,691	216,293
Other non-current assets	248,677	197,287

Total Assets	$960,423	$863,652

Liabilities and Shareholders’ Equity
Accounts payable	$117,001	$92,699
Other current liabilities	116,703	76,958

Total current liabilities	233,704	169,657

Long-term debt	—	—
Other long-term liabilities	99,898	111,682
Shareholders’ equity	626,821	582,313

Total Liabilities and Shareholders’ Equity	$960,423	$863,652

GENESCO INC.
Retail Units Operated — Twelve Months Ended January 29, 2011

	Balance		Acquisi-		Balance		Acquisi-		Balance
	01/31/09	Open	tions	Close	01/30/10	Open	tions	Close	01/29/11

Journeys Group	1,012	19	0	6	1,025	9	0	17	1,017
Journeys	816	9	0	6	819	6	0	12	813
Journeys Kidz	141	9	0	0	150	3	0	4	149
Shi by Journeys	55	1	0	0	56	0	0	1	55
Underground Station Group	180	0	0	10	170	0	0	19	151
Lids Sports Group	885	35	38	37	921	41	58	35	985
Johnston & Murphy Group	157	7	0	4	160	3	0	7	156
Shops	114	5	0	3	116	2	0	7	111
Factory Outlets	43	2	0	1	44	1	0	0	45

Total Retail Units	2,234	61	38	57	2,276	53	58	78	2,309

Retail Units Operated — Three Months Ended January 29, 2011

	Balance		Acquisi-		Balance
	10/30/10	Open	tions	Close	01/29/11
Journeys Group	1,021	2	0	6	1,017
Journeys	815	1	0	3	813
Journeys Kidz	150	1	0	2	149
Shi by Journeys	56	0	0	1	55
Underground Station Group	157	0	0	6	151
Lids Sports Group	974	18	8	15	985
Johnston & Murphy Group	159	0	0	3	156
Shops	114	0	0	3	111
Factory Outlets	45	0	0	0	45

Total Retail Units	2,311	20	8	30	2,309

Comparable Store Sales

	Three Months Ended		Twelve Months Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Journeys Group	12%	-3%	7%	-3%
Underground Station Group	-4%	-2%	-1%	-7%
Lids Sports Group	6%	6%	9%	3%
Johnston & Murphy Group	12%	2%	8%	-8%

Total Comparable Store Sales	9%	0%	7%	-2%

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended January 29, 2011 and January 30, 2010

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	Jan 2011	on EPS	Jan 2010	on EPS

Earnings from continuing operations, as reported	$31,413	$1.34	$25,829	$1.08

Adjustments: (1)
Impairment & lease termination charges	487	0.02	1,927	0.08
Other legal matters	(39)	—	(382)	(0.01)
Intrusion expenses	816	0.03	—	—
Purchase price accounting adjustment — margin	476	0.02	—	—
Loss on early retirement of debt	—	—	247	0.01
Convertible debt interest restatement (APB 14-1)	—	—	23	—
Higher (lower) effective tax rate	(1,863)	(0.08)	74	—

Adjusted earnings from continuing operations (2)	$31,290	$1.33	$27,718	$1.16

(1)	All adjustments are net of tax. The tax rate for the fourth quarter of Fiscal 2011 is 38.0% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the fourth quarter of Fiscal 2010 is 38.2% excluding a FIN 48 discrete item of $0.2 million.

(2)	Reflects 23.5 million share count for Fiscal 2011 and 24.0 million share count for Fiscal 2010 which does include common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Twelve Months Ended January 29, 2011 and January 30, 2010

	12 mos	Impact	12 mos	Impact
In Thousands (except per share amounts)	Jan 2011	on EPS	Jan 2010	on EPS

Earnings from continuing operations, as reported	$54,547	$2.29	$29,086	$1.31

Adjustments: (1)
Impairment & lease termination charges	4,410	0.19	8,447	0.36
Other legal matters	56	—	(167)	(0.01)
Loss on early retirement of debt	—	—	3,396	0.14
Flood loss	215	0.01	—	—
Intrusion expenses	816	0.03	—	—
Purchase price accounting adjustment — margin	1,242	0.05	—	—
Purchase price accounting adjustment — expense	266	0.01	—	—
Expenses related to aborted acquisition	127	0.01	—	—
Convertible debt interest restatement (APB 14-1)	—	—	871	—
Higher (lower) effective tax rate	(2,639)	(0.11)	1,508	0.07

Adjusted earnings from continuing operations (2)	$59,040	$2.48	$43,141	$1.87

(1)	All adjustments are net of tax. The tax rate for Fiscal 2011 is 38.4% excluding a FIN 48 discrete item of $0.5 million. The tax rate for Fiscal 2010 before a positive adjustment of $1.2 million for FIN 48 and other adjustments is 38.45% excluding a FIN 48 discrete item of $0.5 million. The tax rate for Fiscal 2010 excludes the non-deductibility of certain items incurred in connection with the inducement of the conversion of the 4 1/8% Debentures for common stock.

(2)	Reflects 23.7 million share count for Fiscal 2011 and 23.5 million share count for Fiscal 2010 which includes common stock equivalents in both years.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2012

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2012		Fiscal 2012

Forecasted earnings from continuing operations	$64,808	$2.74	$63,004	$2.67

Adjustments: (1)
Impairment and intrusion expenses	2,698	0.11	2,698	0.11

Adjusted forecasted earnings from continuing operations (2)	$67,506	$2.85	$65,702	$2.78

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2012 is 39.5% excluding a FIN 48 discrete item of $0.6 million.

(2)	Reflects 23.6 million share count for Fiscal 2012 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.